Exhibit 10.40
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is effective this 1st day of November, 2004 by and between FirstMerit Corporation, its subsidiaries and affiliates (“FirstMerit”) and Terri L. Cable (“Cable”), (the “Agreement”).
     WITNESSETH:
A.	WHEREAS, the Parties previously entered into an agreement, pursuant to which Cable was employed by FirstMerit under the terms of this Agreement as Executive Vice President Wealth Services (the “Initial Agreement”);

B.	WHEREAS, the Initial Agreement incorporated certain terms of an Amended and Restated Change in Control Termination Agreement and an Amended and Restated Displacement Agreement entered into between the Parties.

C.	WHEREAS, FirstMerit has adopted revised forms of the Change in Control Termination Agreement and the Displacement Agreement for its executive officers (the “Change Agreements”); and

D.	WHEREAS, the Parties desire to modify the Initial Agreement to accurately reflect the revised form of Change Agreements; and

E.	WHEREAS, FirstMerit and Cable desire to enter into this Agreement to amend and restate the Initial Agreement in its entirety and to provide for the continuation of Cable’s services to FirstMerit for a term certain.
     IN CONSIDERATION of the foregoing, the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:
     1. Employment Duties
     During the term of this Agreement, Cable shall serve as Executive Vice President Wealth Services, and shall have responsibility to structure, grow and enhance FirstMerit’s Wealth Management Services to include Private Banking, Personal Trust, Investment Management, Institutional Trust, Financial Planning, Estate Planning, and Insurance, and/or such other or additional responsibilities as otherwise may be assigned commensurate with Cable’s executive position (the “Assigned Duties”). The Senior Executive Vice President-Business Segments shall, from time to time and subject to modification at any time and at his sole discretion, hereafter assign such responsibilities and duties as he may deem appropriate; provided, however that such responsibilities and duties are generally consistent with Cable’s Assigned Duties and her position with FirstMerit. Cable shall faithfully, diligently, competently, and to the best of her ability, carry out those responsibilities and duties as assigned from time to time by the Senior Executive Vice President — Business Segments of FirstMerit.
     2. Term of Agreement
     The term of this Agreement shall continue until December 31, 2006, unless such term is earlier terminated as herein provided (the “Agreement Period”). Cable and FirstMerit agree that on January 1, 2007, Cable shall become an at-will employee of FirstMerit. Cable shall receive the compensation and benefits set forth in Paragraph 3 (the “Compensation”) and 4 (the “Benefits”) below for the Agreement Period; provided, however, that in the event of a Qualifying Termination under Paragraph 5, Cable shall receive Compensation and Benefits set forth in Paragraph 6 for the Agreement Period. Any Compensation and Benefits to which Cable is entitled under this Agreement are in addition to any compensation and benefits to which she may be entitled, if any, under the Change in Control Agreement or Displacement Agreement between Cable and FirstMerit. The terms of this Agreement shall override any inconsistent provisions in the Change in Control Agreement and Displacement Agreement.
     3. Compensation
     During the term of this Agreement, FirstMerit shall pay Cable for her services the annual sum of Two Hundred Sixty Thousand Dollars ($260,000.00), paid semimonthly, subject to any salary increases that may occur from time to time and at the sole discretion of FirstMerit (the “Base Salary”). The semimonthly amount to be paid hereunder shall be paid in accordance with FirstMerit’s policies and shall be paid net of amounts withheld for federal, state or local income taxes, FICA, and such other applicable amounts as may be required to be paid during the term of this Agreement.
     4. Employee Benefits
     During the term of this Agreement, Cable shall be eligible to participate in the following employee benefits from FirstMerit as applicable:
     (a) Cable shall be eligible to participate in such retirement, medical, and other employee benefit plans as may be maintained by FirstMerit during the term of this Agreement.
     (b) Cable shall be eligible to participant in the Executive Life Insurance Program that FirstMerit may maintain during the term of this Agreement. Cable shall be personally obligated to pay any and all taxes associated with this life insurance benefit.
     (c) Cable shall be granted stock options and restricted stock of FirstMerit in accordance with the Non-qualified Stock Option Agreements each dated January 15, 2004 and the Restricted Stock Award Agreement dated January 15, 2004. Any unexercised and outstanding stock options and restricted stock will vest and will be exercisable in accordance with the terms of the award agreement. Cable shall be eligible to participate in additional stock option quotes as may be authorized from time-to-time by FirstMerit Board of Directors.
     (d) Cable shall be eligible to participate in the Executive Supplemental Retirement Plan (“SERP”). Such SERP benefits are defined in the plan documents as may be amended from time to time at the discretion of the FirstMerit Board of Directors.
     (e) Cable shall be eligible to participate in the FirstMerit Executive Incentive Plan at performance levels established from time to time by the FirstMerit Board of Directors In any event, Cable’s award under the Executive Incentive Plan for 2004 shall be at least equal to $130,000 payable during the first quarter of 2005.
     5. Termination
     (a) FirstMerit may terminate the employment of Cable under the Agreement for Just Cause. Notwithstanding anything to the contrary contained herein, it shall be considered Just Cause to terminate the Cable’s employment upon the happening of any of the following:
1.	The retirement, disability or death of Cable;

2.	Felonious criminal activity whether or not affecting the Employer;

3.	Disclosure to unauthorized persons of Employer information which is considered by FirstMerit to be Confidential Information under Paragraph 7;

4.	Breach of any contract with, or violation of any legal obligation to, the FirstMerit or dishonesty; or

5.	Gross negligence or insubordination in the performance of duties of the position held by the Employee.
     In the event of termination by FirstMerit for Just Cause, the Agreement Period shall end and Cable shall not be entitled to receive Compensation or Benefits beyond the date of termination.
     (b) Cable may terminate her employment relationship with FirstMerit without reason by resignation, provided that she provide thirty (30) days advance written notice (“Resignation”).
     (c) Cable may terminate her employment relationship with FirstMerit for Good Reason in accordance with the following provisions. Notwithstanding anything herein to the contrary, it shall be considered Good Reason to terminate employment upon the happening of any of the following:
1.	Involuntary reduction in Cable’s Base Salary, unless such reduction occurs simultaneously with a company-wide reduction in officers’ salaries.

2.	Involuntary discontinuance or reduction in Cable’s incentive compensation award opportunities, unless a company-wide reduction of all officers’ incentive award opportunities occurs simultaneously with such discontinuance or reduction.

3.	Involuntary relocation to another office located more than 50 miles from Cable’s office location.

4.	Significant reduction in Cable’s responsibilities and status within FirstMerit’s organization or change in Cable’s title or office held without prior written consent of Cable.

5.	Involuntary discontinuance of Cable’s participation in any employee benefit plans maintained by FirstMerit unless such plans are discontinued by reason of law or loss of tax deductibility to FirstMerit with respect to contributions to such plans, or are discontinued as a matter of company policy applied equally to all participants.

6.	Involuntary reduction of Cable’s paid vacation to less than 24 working days per calendar year.

7.	Failure to obtain an assumption of FirstMerit’s obligations under this Agreement by any successor to FirstMerit.
     (d) Any termination by FirstMerit for Just Cause or by Cable for Good Reason shall be communicated to the other party by written notice which identifies the specific termination provision in this Agreement relied upon, sets forth the facts and circumstances claimed to form the basis for the termination under the provisions so identified, and specifies a date of termination.
     (e) Termination of Cable’s employment (i) by FirstMerit for any reason other than Just Cause, or (ii) by Cable for Good Reason, shall constitute a “Qualifying Termination” under this Agreement.
     6. Compensation and Benefits Upon Events of Termination
     (a) Upon termination of this Agreement by FirstMerit for Just Cause, or by Cable’s Resignation (or any other termination by Cable without Good Reason), the obligations of each of the parties hereunder shall expire as of the date of such termination, including, without limitation, the obligations of FirstMerit to pay any Compensation or Benefits to Cable provided, however, that the obligations contained in Paragraph 7 shall survive the termination of this Agreement.
     (b) Upon any Qualifying Termination of this Agreement during the Agreement period, the Agreement Period shall continue until December 31, 2006, and FirstMerit shall continue to pay Cable Compensation and Benefits on the terms set forth below until December 31, 2006.
1.	Compensation. FirstMerit shall continue to pay Cable her Base Salary at the rate in effect at the time of her termination of employment.

2.	Retirement, Medical and Life Insurance Benefits. Cable shall continue to be covered and accrue service and benefits under the plans described in Paragraph 4(a) and (b), as such may be modified, enhanced or supplemented from time to time, until the end of the Agreement Period. For this purpose, Cable shall be deemed to be in full-time service with FirstMerit, and Cable’s Base Salary shall be deemed to be at the rate in effect at the time of her termination of employment.

3.	Stock Programs. To the extent not previously granted, FirstMerit shall grant Cable the stock options and shares of restricted stock contained in any such plan or agreement no later than the date of termination. FirstMerit shall fully vest all stock options, grants of restricted stock, stock appreciation rights or similar arrangements granted to Cable as of the termination date. Notwithstanding any provision of the plan or any grant agreement to the contrary, Cable shall be given the longer of 90 days after the date of termination, or the remaining period provided in the grant agreement, to realize or exercise all such rights or options.

4.	Incentive Programs. FirstMerit shall continue to pay Cable awards under the incentive programs, in an amount equal to the incentive compensation payment Cable would receive if payout was made at the “target” percentage under the programs, based upon Cable’s Base Salary as determined under Paragraph 6(a), until the end of the Agreement Period. In any event, Cable’s award under the Executive Incentive Plan for 2004 shall not be less than $130,000.

5.	SERP. Cable shall continue to be covered and accrue service and benefits under the SERP until the end of the Agreement Period. For this purpose, Cable’s average monthly earnings shall be deemed to be her Base Salary as determined under Paragraph 6(a) divided by 12 plus the incentive compensation payment Cable would receive if payout was made at “target” percentage for Cable under the Executive Incentive Bonus Plan in the year of the termination divided by 12. These provisions shall supercede any less generous contrary provisions of the SERP and any membership agreement executed between Cable and FirstMerit.
     7. Trade Secrets and Confidential Information
     Cable acknowledges that, as Executive Vice President Wealth Services of FirstMerit Corporation, she has had extensive access to and has acquired various confidential information relating to the Business, including, but not limited to, financial and business records, customer lists and records, business plans, corporate strategies, information disclosed or discussed during any exit conference, employee information, wage information, and related information and other confidential information (collectively, the “Confidential Information”). Cable agrees that the Confidential Information is and will be of special and unique value to FirstMerit. Cable further acknowledges and covenants that, at all times, the Confidential Information is the sole property of FirstMerit and will constitute trade secrets and confidential information of FirstMerit, and that her knowledge of the Confidential Information will enable her to compete with FirstMerit in a manner likely to cause FirstMerit irreparable harm upon the use or disclosure of such matters. Therefore, Cable hereby irrevocably covenants that she shall not, at any time after the date of this Agreement, use or disclose to any third party, directly or indirectly, any of the Confidential Information, except as permitted by this Agreement. Excluded from the definition of Confidential Information is (a) information which is publicly available, other than as a result of actions by Cable in breach of this Agreement; and (b) information which is disclosed by FirstMerit to third parties on a non-confidential basis.
     8. Further Payments
     The Compensation and Benefits provided under this Agreement are not contingent on a change in ownership or control of FirstMerit. However, in the event that any compensation or benefits paid or distributed from FirstMerit to Cable pursuant to this Agreement, the Change in Control Termination Agreement, the Displacement Agreement, or otherwise from FirstMerit to Cable, either alone or with other compensation and benefits received by Cable (the “Covered Payments”) are or become subject to the tax imposed by Internal Revenue Code Section 4999 or any similar tax (the “Excise Tax”), First Merit shall pay to Cable an additional amount (the “Excise Tax Reimbursement”) such that the net amount retained by Cable with respect to such Covered Payments, after deduction of any Excise Taxes on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Excise Tax Reimbursement, but before deduction for any Federal, state and local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

     9. Assignment
     This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that no assignment or transfer of this Agreement by Cable including assignment or transfer by operation of law, shall be valid without the prior written consent of FirstMerit. FirstMerit may freely assign this Agreement without Cable’s consent.
     10. Governing Law
     This Agreement shall be construed under and governed by the internal laws of the State of Ohio and properly venued in Summit County, Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision was not originally a part of this Agreement.
     11. Legal Fees
     From and after any Change in Control, FirstMerit shall pay all legal fees and expenses incurred by Cable in enforcing any right or benefit provided by this Agreement.
     12. Entire Agreement
     This Agreement, the Change in Control Termination Agreement, the Displacement Agreement, and the Indemnification Agreement, set forth the entire agreement of the parties herein with regard to the employment of Cable and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this such agreements, are hereby rescinded, revoked and rendered null and void by the parties. In the event of inconsistencies, the terms of this Agreement shall supercede and control over any conflicting language in the Change in Control Termination Agreement or the Displacement Agreement. Moreover, the terms of the Change in Control Termination Agreement and the Displacement Agreement (the “Supplemental Agreements”) are hereby specifically modified to provide that:
     (a) Paragraph 7 containing the “Overall Limitation on Benefits” in each of the Supplemental Agreements shall be deleted.
     (b) Paragraph 10(a) regarding the term of the Change in Control Termination Agreement shall be modified to read:
"(a) Except as provided in paragraph 6, the Employee’s employment with the Company or any Subsidiary, before a Change in Control, or, after a Change in Control, the Change Entity or any Related Entity, terminates before the beginning of the Protection Period because the Employee (i) is removed for Cause, (ii) is no longer an employee due to Disability, retirement or death, or (iii) resigns not for Good Reason.”

     (c) Paragraph 6(c) regarding payment of compensation and benefits under each of the Supplemental Agreements shall be modified by the addition at the end thereof of a new paragraph to read as follows:
“The compensation and benefits payable under this subparagraph (c) shall be in addition to any compensation and benefits otherwise payable to the Employee under any employment or other agreement(s) between the Company and the Employee.”
     (d) Paragraph 4(c) regarding the circumstances constituting “Good Reason” shall be modified so that subparagraphs (iv) and (v) are replaced in their entirety with the following paragraphs:
"(iv) during any calendar year ending during the Protection Period (or any fractional calendar year ending within the Protection Period), an involuntary reduction in Employee’s Base Salary, unless such reduction occurs simultaneously with an Employer-wide reduction in officers’ salaries.
(v) at any time during the Protection Period, involuntary relocation to another office located more than 50 miles from Employee’s office location.”
     (e) Paragraph 4(c) regarding the circumstances constituting “Good Reason” shall be modified so that subparagraph (vii) is revised to add the phrase “including paid vacation” in the first phrase, after the words “material fringe benefit or compensation plan”, as follows:
"(vii) at any time during the Protection Period, the Employer’s (u) failure to continue in effect any material fringe benefit or compensation plan, including paid vacation, retirement or deferred compensation plan. . . .”
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the                     day of April, 2005, to be effective the date above first written.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer

Its:	Executive Vice President

/s/ Terri L. Cable

Terri L. Cable